Exhibit 10.40

EXECUTIVE SEPARATION AGREEMENT

This Executive Separation Agreement (the “Agreement”), effective January 31, 2017, is by and between Caroline A. Hartill (“Hartill”) and RTI Surgical, Inc. (“RTI” or the “Company”).

RECITALS

WHEREAS, Hartill has served as the Executive Vice President and Chief Scientific Officer of RTI since June 2010 and has been an officer of RTI since 2003;

WHEREAS, Hartill and RTI are parties to the RTI Biologics, Inc. Executive Transition Agreement with Caroline A. Hartill, dated August 29, 2012 and extended on December 3, 2015 for a term to expire on December 31, 2018 (collectively, the “Transition Agreement”);

WHEREAS, without prejudicing, altering or eliminating any rights or obligations Hartill has under the Transition Agreement, Hartill and RTI have agreed that Hartill shall separate from employment “without cause” as Executive Vice President and Chief Scientific Officer;

WHEREAS, Hartill and RTI agree that it is desirable to restate and clarify the rights and responsibilities of Hartill and RTI to each other; and

WHEREAS, simultaneously with the execution of this Agreement, Hartill and the Company are entering into a Consultant Agreement (the “Consultant Agreement”).

NOW, THEREFORE, the parties, intending to be legally bound hereby and in consideration of the mutual promises contained herein, agree as follows:

TERMS

1. Recitals. The Recitals are true and correct and are incorporated into this Agreement.

2. Separation from Employment. Hartill will separate from employment at RTI on January 31, 2017 (it is understood that such date shall be the “Termination Date” for the purposes of paragraph 1(f) of the Transition Agreement). Prior to that time Hartill shall continue to perform the duties of Executive Vice President and Chief Scientific Officer of RTI, retain all power and authority to execute her duties, and will be paid or receive all compensation and benefits due her during this period based on the schedule of compensation and benefits attached as Exhibit A. Hartill agrees that her separation from employment with RTI will be stated as a “separation,” provided however that for all purposes Hartill’s separation from employment is and shall be treated as a “Severance Event” “by the Company without Cause” pursuant to Section 1(e) of the Transition Agreement. Unless specifically stated herein, nothing in this Agreement alters, affects, voids or supersedes any rights Hartill has or are available to her under the Transition Agreement as a result of a Severance Event occurring.

3. Obligations of RTI to Hartill Pursuant to the Transition Agreement. Section 3 of the Transition Agreement (relating to Severance Protection) defines and specifies the Severance Protection

Benefits for Hartill in the event of a Severance Event. RTI will pay or cause to be paid the Severance Protection amounts and benefits to Hartill. The salary, bonus opportunity, and health insurance amounts to be used for computing certain Severance Protection benefits are specified in Exhibit A.

4. Additional Benefits to Hartill. In addition to (and not in lieu of) any benefit available to Hartill under the Transition Agreement, RTI shall provide Hartill with or allow or permit the following:

(a) Attached as Exhibit B is an Option and Award Summary dated January 31, 2017 for Hartill. All stock options and restricted stock awards shall become fully vested as of the date of this Agreement. Notwithstanding anything to the contrary in any applicable plan(s), the last date by which such stock options can be exercised is the close of business on the 90th day following the end of her services under the Consultant Agreement (currently expected to be December 31, 2017), but if the Company terminates the Consultant Agreement before September 30, 2017 (other than for breach of the Consultant Agreement), the date such options can be exercised shall be extended to the close of business on December 31, 2017. For the avoidance of doubt, if Hartill (or Hartill’s permitted assignee) terminates the Consultant Agreement or if RTI terminates the Consultant because of Hartill’s breach (or Hartill’s permitted assignee’s breach), the options may be exercised only for 90 days following the termination of the Consultant Agreement.

(b) RTI agrees that except as required by applicable law, it will not directly or indirectly: (i) disparage or say or write negative things about Hartill; or (ii) initiate or participate in any discussion or communication that reflects negatively on Hartill. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

5. Hartill’s Obligation.

(a) Hartill agrees to comply with all obligations under the Transition Agreement, including executing the Release Agreement attached as Exhibit A to the Transition Agreement.

(b) Hartill agrees that except as required by applicable law, she will not directly or indirectly: (i) disparage or say or write negative things about the Company; or (ii) initiate or participate in any discussion or communication that reflects negatively on the Company. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

(c) Hartill represents that she does not now have pending any claims or lawsuits against RTI, she has not suffered an on-the-job injury for which she has not already filed a claim, and she will not commence or join in any lawsuit against RTI or its personnel in the future.

(d) Upon service on Hartill, or anyone acting on her behalf, of any subpoena, order, directive, or other legal process requiring Hartill to disclose any information about RTI, Hartill or her attorney shall promptly notify RTI of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive, or other legal process and within five business days send to the designated representative of RTI via overnight delivery a copy of said documents.

6. Non-Competition Restriction. Except as may later be agreed upon in writing by Hartill and the Company, the entities listed below (hereinafter the “Excluded Entities”) shall be subject to the full restrictions provided for in Section 4 of Exhibit B to the Transition Agreement, and are not subject to the exceptions set forth herein. Other than the Excluded Entities, and anything in Section 4 of Exhibit B to the Transition Agreement notwithstanding, Executive may be employed by or contract with persons or entities for the limited purpose of providing such persons or entities with regulatory and quality assurance advice and strategy services (the “Permitted Services”), provided, however, that no Confidential Information is used or relied upon by Executive in rendering the Permitted Services.

(a) The Excluded Entities are the following, including their subsidiary or controlled entities:

(1)	Musculoskeletal Transplant Foundation (including Biocon Inc.)

(2)	LifeNet Health

(3)	AlloSource

(4)	University of Miami Tissue Bank (or its successor organization)

(5)	Community Tissue Services

(6)	LifeLink

(7)	Joint Research Foundation (JRF)

(8)	CellectCell, Inc.

(9)	Vivex Biomedical

7. EEOC and SEC. Nothing in this Agreement shall be construed to prohibit Hartill from (a) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (b) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation federal securities laws; (c) making any disclosure protected under the whistleblower provisions of federal laws or regulations; or (d) participating in any investigation or proceeding conducted by the EEOC or the SEC or any such agency. The approval of RTI or any RTI officer, employee or agent is not necessary prior to communicating directly with the EEOC or the SEC or their staff. However, if Hartill files a charge with the EEOC or similar agency, or if such a charge is filed on her behalf, Hartill forever waives and relinquishes any rights to recover damages resulting from any such charge.

8. Attorneys’ Fees. RTI and Hartill agree that in the event it becomes necessary to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all of their costs and attorneys’ fees, including those associated with appeals. Notwithstanding the above, the Company will reimburse Hartill for up to $5,000 in attorneys fees in connection with the negotiation of this Agreement.

9. Entire Agreement. Unless specified herein, nothing in this Agreement supersedes or voids the Transition Agreement. The Transition Agreement shall remain in place as originally written or as modified by this Agreement.

10. Capitalized Terms. All capitalized terms used in this Agreement and not defined herein shall have the meaning given to them in the Transition Agreement.

11. Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may be signed and delivered by facsimile or other electronic transmission which will be deemed the same as an original.

12. Assignment. This Agreement may be assigned, sold or otherwise conveyed by RTI to a successor or any other entity without Hartill’s authorization or agreement, provided, however that in the event of non-payment to Hartill by the assignee, or any such successor, RTI shall remain responsible for such payments under this Agreement. This Agreement shall be enforceable by any such successor or assign. This Agreement will survive a merger, restructure, change of control or sale of the companies involved in this Agreement. Hartill does not have the ability to assign, sell or otherwise convey this Agreement, and any attempt to do so shall be null and void ab initio. If Hartill should die while any payment or benefit is due to her hereunder, such payment or benefit shall pass to her designated beneficiary (or if there is no designated beneficiary, to her estate), including, without limitation, the exercise of her options.

13. Voluntary Agreement. Each party to this Agreement acknowledges and represents that she or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of her or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

14. Governing Law. This Agreement shall be governed by the laws of the State of Florida, excluding its conflict of law rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Executive Separation Agreement of the date set forth above.

RTI SURGICAL, INC.

By:	/s/ Robert P. Jordhein
Name:	Robert P. Jordhein
Title:	Interim President and Chief Executive Officer

By:	/s/ Caroline A. Hartill
Name:	Caroline A. Hartill

EXHIBIT A

Severance Protection Benefits

Carrie Hartill – Compensation & Benefits

Base Salary

Annual Base Salary: $361,238.51

Annual Employee Share of Benefits:

•	Medical - $3,835.26
•	Dental - $430.82
•	Vision - $122.98
•	ID Theft Protection - $227.50
•	Total - $4,616.56

Annual Base Salary + Gross up for Benefits: $365,855.07

Short Term Incentive

Annual Bonus Opportunity @ Plan: 50% of base salary

Annual Bonus Amount @ Plan: $180,619.26

COBRA cost would be as follows as RTI currently pays approximately 75% of the total cost on employee + spouse coverage for full time employees.
COBRA Costs
Benefit	Monthly Cost	18 Month Total Cost
Medical	$1,309.07	$23,563.26
Dental	$74.01	$1,332.18
Vision	$10.46	$188.28
ID Theft Protection	$18.95	$341.10

Total	$1,412.49	$25,424.82

	Threshold for payout	Target	Maximum
Performance	$251,316	$264,543	$290,997
% of Performance Target	95%	100%	110%
Payout %	50%	100%	150%

Individual Opportunity	$18,062	$36,124	$54,186

Base Revenue (20.0% of Bonus Calculation)
	Threshold for payout	Target	Maximum
Performance	$26,163	$30,780	$33,858
% of Performance Target	85%	100%	110%
Payout %	75%	100%	150%

Individual Opportunity	$13,546	$18,062	$27,093

Focus Products Revenue (10% of Bonus Calculation)
	Threshold for Payout	Target	Maximum
Performance	8.2%	9.1%	10.5%
% of Performance Target	90%	100%	115%
Payout %	50%	100%	150%

Individual Opportunity	$27,093	$54,186	$81,279

Operating Margin % (30% of Bonus Calculation)
	Threshold for Payout	Target	Maximum
Performance	$15,653	$17,392	$20,001
% of Performance Target	90%	100%	115%
Payout %	50%	100%	150%

Individual Opportunity	$36,124	$72,248	$108,372

Free Cash Flow Improvement (40% of Bonus Calculation)

	Total Target Opportunity		$180,619

Welfare Benefits

Benefit	Coverage Level	Description
Medical/Rx Insurance	Employee + Spouse	Traditional PPO Plan w/ Florida Blue 80/20 coinsurance

Dental Insurance	Employee + Spouse	Traditional PPO Plan w/ Delta Dental

Benefit	Coverage Level	Description
Vision Insurance	Employee + Spouse	Traditional PPO Plan w/ Humana

Identity Theft Protection	Family Coverage	ID Theft Protection and Restoration through Legal Shield

Short Term Disability	60% of earnings	Max weekly benefit $800

Long Term Disability	66 2/3rds% of earnings	Max monthly benefit $8,000

Group Life Insurance	$50,000 Term/AD&D	Group Policy for all full time employees

401k Retirement Plan	5% deferral elected	Company matches $1 for $1 up to 6%

Personal Life Insurance	$500,000 Term Life	Term Life Policy – RTI reimburses as a TBF annual premium w/ Genworth Life and Annuity $720

Mayo Clinic Annual Physical	Approx. Annual Cost: $8,820	Mayo Clinic Executive Health Program

EXHIBIT B

Option and Award Summary

Outstanding Stock Options

			Total Options
Type	Grant Date	Price	Issued	Vested	Unvested (1)
Stock Options
	3/2/2007	$7.25	30,000	30,000	—
	1/28/2008	$7.45	30,000	30,000	—
	2/10/2009	$2.98	60,000	60,000	—
	4/20/2010	$4.30	80,000	80,000	—
	2/28/2011	$2.69	60,000	60,000	—
	2/9/2012	$4.02	60,000	48,000	12,000
	2/25/2013	$3.60	60,000	36,000	24,000
	2/25/2014	$3.78	60,000	24,000	36,000
	2/17/2015	$5.23	60,000	12,000	48,000
	2/24/2016	$3.31	38,710	—	38,710

Total Options			538,710	380,000	158,710

Outstanding Restricted Stock Awards

			Total RSAs
	Grant Date	Price	Issued	Vested	Unvested (1)
Restricted Stock
	2/25/2014	$3.78	20,000	13,333	6,667
	2/17/2015	$5.23	20,000	6,666	13,334
	2/24/2016	$3.31	30,211	—	30,211

Total Restricted Stock			70,211	19,999	50,212

(1)	Subject to accelerated vesting under the Executive Transition Agreement